EXHIBIT 99.1

K12 Inc. and Safanad Limited Announce Intent to Create New Company Led by Ron Packard

HERNDON, Va., Jan. 7, 2014 (GLOBE NEWSWIRE) -- K12 Inc. (NYSE:LRN), a technology-based education company and leading provider of proprietary curriculum and online school programs for students in pre-K through high school, along with an investor group led by Safanad Limited, a global principal investment house based in New York and Dubai, are announcing the intention to form a new company.

The new company would focus on the expansion and integration of technology-based learning programs in pre-K through college across the globe through the management and expansion of several existing early stage businesses and targeted investments within the education services sector.

Under the proposed terms, the investor group led by Safanad Limited would own a majority stake in the new company. K12 would own an initial minority stake in the company greater than 25 percent and would contribute the International School of Berne; Capital Education; its interest in an existing Middle East joint venture currently operating with a Safanad affiliate; the United Kingdom businesses that K12 recently launched; the rights to market K12's new pre-kindergarten product, EmbarK12 outside the U.S.; and other select assets and licenses (the "K12 Contributed Assets"). In the aggregate, the K12 Contributed Assets were responsible for $20.8 million in revenue and had direct operating losses of approximately $3.0 million for K12's fiscal year ending June 30, 2013. The partners have executed a non-binding letter of intent and are working to complete definitive agreements in the coming weeks, at which time additional financial and operational details will be announced.

Ron Packard, Founder and former CEO of K12, has resigned from K12 and will lead the new company as its CEO. However, he will continue to actively serve on K12's Board of Directors. Nate Davis has been appointed as K12's new CEO and will continue to serve as its Chairman of the Board.

"I look forward to the opportunity to lead this new company," said Ron Packard. "Our goal will be to bring in the additional capital needed to scale high-growth businesses and further the expansion of technology-based learning for students throughout the world. We will seek to grow these businesses as well as look at new investment opportunities and acquisitions."

Packard added, "I founded K12 with the belief that technology could break down barriers and help transform education to provide families and teachers greater access to high quality education programs. We've made tremendous progress and I believe we are on the cusp of accomplishing even more for students of all ages in every part of the world. I'm excited to return to my entrepreneurial roots with this new company while continuing to help K12 through my service on its Board of Directors and through K12's ownership in the new venture."

"K12 is pleased to help launch this new company with Safanad which supports K12's vision for individualized learning for all students and will help extend it globally," said Nate Davis. "At K12, we will continue to invest in and grow our managed public and private schools, institutional sales, domestic pre-K, and international groups, and seek new opportunities to expand our online school programs in the U.S. and abroad. This new company can provide us an opportunity to explore strategic and value creating opportunities across the education services industry to drive value for our shareholders and, most importantly, benefit students and teachers. Ron has left us with a great foundation on which to build K12, and with his visionary leadership and depth of experience in the education sector, I'm confident this new company can succeed."

Kamal Bahamdan, CEO of Safanad, said, "We are excited to continue to expand our relationship with K12 and Ron through this new company and to establish a leading multi-dimensional education platform. Ron's proven entrepreneurial and leadership skills in the sector, together with the team we are putting in place to manage this new company, will deliver high value added educational offerings and continue the success of K12 globally."

Special Note on Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these forward-looking statements using words such as "believes," "continues," "may," "opportunity," "will," "intends" and similar expressions to identify forward looking statements, whether in the negative or the affirmative. These statements reflect our current beliefs and are based upon information currently available to us. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties, factors and contingencies include, but are not limited to the benefits of the venture to K12, the venture's impact on K12's revenue and operating income, the timing of the completion of the definitive documentation for the new venture, the risk that the venture may not close as a result of the failure to meet closing conditions, as well as other risks and uncertainties associated with our business described in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of January 6, 2014, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

About K12 Inc.

K12 Inc. (NYSE:LRN) is leading the transformation to individualized learning as the nation's foremost provider of proprietary technology-powered online solutions for students in pre-kindergarten through high school. K12 has worked with over 2,000 school districts and has delivered more than four million courses over the past decade. K12 provides curricula, academic services, and learning solutions to public schools and districts, traditional classrooms, blended school programs, and families. The K12 program is offered through K12 partner public schools in approximately two-thirds of the states and the District of Columbia, and through private schools serving students in all 50 states and more than 100 countries. More information can be found at K12.com.

About Safanad Limited:

Safanad, established in 2009, is a global principal investment house that invests in a diverse range of asset classes in the U.S., Europe, Middle East and Asia. With offices in New York, Dubai, London and Geneva, Safanad seeks to identify and invest in opportunities poised to deliver attractive returns over the investment cycle while maintaining the goal of preserving and growing wealth. Safanad currently has an investment focus within the education, healthcare, and financial services sectors.

© 2014 K12 Inc. and Safanad Limited. K12 is a registered trademark, and the K12 logo is a trademark of K12 Inc.  All other trademarks are the property of their respective owners.

CONTACT: K12 Investor Contact:
         Mike Kraft, 571-353-7778
         VP Investor Relations
         mkraft@k12.com

         K12 Press Contact:
         Jeff Kwitowski, 703-483-7281
         SVP Corporate Communications
         jkwitowski@k12.com

         Safanad Limited
         Press Contact:
         Annette Bronkesh, 973-778-8648
         abronkesh@safanad.com